Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Legg Mason Partners California Municipals Fund, Inc.
(formerly Smith Barney California Municipals Fund Inc.):

We consent to the use of our report, incorporated herein by reference, dated April 19, 2006, for Legg Mason Partners California Municipals Fund, Inc. as of February 28, 2006 and to the references to our firm under the headings "Financial highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.


                                             /s/ KPMG LLP


New York, New York
June 23, 2006